B3 323937.1 37652 00369
3/10/98 12:37 PM
                                                           Exhibit4(e)(i)


                                   AMENDMENT



          AMENDMENT, dated as of January 30, 1998, to the Rights Agreement, dated as of January 11, 1990 (the "Rights Agreement"), between Idaho Power Company (the "Company") and First Chicago Trust Company of New York, as Rights Agent (The Bank of New York, successor Rights Agent) (the "Rights Agent").

          WHEREAS, the parties hereto are parties to the Rights Agreement; and

          WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent deem it desirable to amend the Rights Agreement as set forth below.

          NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and in the Rights Agreement, the parties hereto agree as follows:

          1. The definition of "Acquiring Person" as set forth in Section 1(a) of the Rights Agreement is hereby amended by adding the following provision at the end thereof:

          ; provided, however, that Idaho Power Holding Company ("IPHC") shall not be deemed an "Acquiring Person" as a result of the execution, delivery and performance of the Agreement and Plan of Exchange (the "Exchange Agreement") to be dated as of February 2, 1998, between the Company and IPHC or the consummation of the transactions contemplated in the Exchange Agreement.

          2. Section 13 of the Rights Agreement is hereby amended by adding the following provision at the end of the first sentence thereof:

          ; provided, however, that the execution, delivery and performance of the Exchange Agreement and the consummation of the transactions contemplated therein shall not constitute a transaction of the kind referred to in this
          Section 13.

          3. This Amendment shall be governed by and construed in accordance with the laws of the State of Idaho applicable to contracts to be made and performed entirely within such State.

          4. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof.

          5. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.






          IN WITNESS WHEREOF, Idaho Power Company and the Rights Agent have executed this Amendment as of the date first above written.


                              IDAHO POWER COMPANY


                              By: /s/ Joseph W. Marshall


ATTEST:



/s/  Robert W. Stahman


                              THE BANK OF NEW YORK, RIGHTS AGENT



                              By: /s/  John Sivertsen


ATTEST:



/s/  James Dimino